Exhibit 99.1

Palisade Bio Reports Third Quarter 2026 Financial Results and Advances PALI-2108 Phase 2 Clinical Development Programs

First Patient Dosed in Global Phase 2b ASCENTRA-UC Trial; Topline Results Expected in Q4 2027

FDA Clearance Received for Phase 2a ASCENTRA-CD Trial; Initiation of Enrollment Targeted for Q1 2027

New Clinical and Translational Data Presented at ACG and UEG Week 2026 Highlight PALI-2108's Targeted Profile

$113.6 Million in Cash and Cash Equivalents as of September 30, 2026

Denver, CO, November 10, 2026 — Palisade Bio, Inc. (Nasdaq: PALI) (“Palisade” or the “Company”), a clinical-stage biopharmaceutical company developing oral therapies for immune-mediated and fibrotic diseases, today reported financial results for the third quarter ended September 30, 2026, and provided a business update highlighting continued execution of its Phase 2 clinical development strategy for PALI-2108 across inflammatory bowel disease (“IBD”).

“ASCENTRA-UC is now underway, and our focus is on driving enrollment and executing the study to deliver topline results in the fourth quarter of 2027. With nearly all planned U.S. sites activated, we are expanding our global clinical footprint to build on that progress,” said JD Finley, Chief Executive Officer of Palisade Bio. “In parallel, we are preparing to initiate ASCENTRA-CD, with initiation of enrollment targeted for the first quarter of 2027. Our strong financial position supports execution across both programs as we work to establish PALI-2108’s potential as a differentiated, once-daily oral treatment for patients living with IBD.”

Recent Highlights

Initiated Global Phase 2b ASCENTRA-UC Clinical Trial

•
Dosed the first patient in ASCENTRA-UC on October 27, 2026, marking an important milestone in the clinical development of PALI-2108 for ulcerative colitis (“UC”).
•
Activated 29 of 30 planned U.S. clinical sites, supporting continued enrollment in the study.
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Advanced global expansion toward approximately 115 total sites, with Health Canada CTA clearance received in September 2026, regulatory clearance received in the Republic of Georgia in October 2026 and additional regulatory submissions under review in Europe and other countries.
•
ASCENTRA-UC is expected to enroll approximately 204 patients with moderately to severely active UC and evaluate two once-daily oral doses of PALI-2108, 15 mg and 30 mg, compared with placebo.

Exhibit 99.1

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The primary endpoint is clinical remission at Week 12, as measured by the Modified Mayo Score, with secondary endpoints including clinical response, endoscopic improvement and histologic-endoscopic mucosal improvement (“HEMI”).
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Following the 12-week induction period, eligible patients will continue into a 36-week maintenance phase designed to evaluate the durability of remission and response through Week 48.
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Topline results from the 12-week induction period are expected in Q4 2027.

Advanced Phase 2a ASCENTRA-CD Program in Crohn's Disease

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The FDA cleared the IND application for PALI-2108 in Crohn's disease (“CD”) on September 22, 2026, enabling initiation of ASCENTRA-CD.
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ASCENTRA-CD is a multicenter, open-label, single-arm Phase 2a study expected to enroll approximately 60 adults with moderate-to-severe CD.
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The study will evaluate PALI-2108 at a target dose of 30 mg orally once daily.
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The primary endpoint is endoscopic response at Week 12, as defined as a ≥ 50% reduction from baseline in the Simple Endoscopic Score for Crohn’s Disease (“SES-CD”), based on blinded central endoscopic review.
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Initiation of enrollment is targeted for Q1 2027, with the primary efficacy readout expected in Q1 2028.

Presented New Clinical and Translational Data at ACG and UEG Week 2026

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Presented five posters at ACG 2026, including two selected for Presidential Poster Awards, highlighting PALI-2108's clinical, pharmacokinetic, pharmacodynamic and mechanistic profile in inflammatory bowel disease.
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Presented additional clinical and translational findings in one oral presentation and three moderated posters at UEG Week 2026, including endoscopic improvement within two weeks in an exploratory, open-label Phase 1b cohort of five patients with fibrostenotic Crohn's disease and further evidence of targeted intestinal drug exposure.
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Collectively, these findings support the continued phase 2 development of PALI-2108 in UC and CD.

“Now that ASCENTRA-UC is underway, our priority is to maintain enrollment momentum and deliver the clinical data needed to establish PALI-2108’s potential in ulcerative colitis,” said Mitch Jones, M.D., Ph.D., President and Chief Medical Officer of Palisade Bio. “We expect the results to provide a clearer understanding of its ability to induce remission, reduce intestinal inflammation and support sustained disease control. In Crohn’s disease, we are focused on preparing ASCENTRA-CD for initiation of enrollment in the first quarter of 2027. We are pursuing these programs with the goal of developing a treatment that, if approved, could offer patients an effective, well-tolerated treatment that fits into daily life through once-daily oral dosing.”

Exhibit 99.1

Summary of Financial Results

Research and development expenses were $10.6 million for the three months ended September 30, 2026, compared to $1.4 million for the three months ended September 30, 2025. The increase primarily reflects expenses associated with advancing PALI-2108 into Phase 2 clinical development, including clinical trial start-up activities, manufacturing and clinical supply, and supporting preclinical and translational research, as well as higher employee-related expenses, including increased non-cash stock-based compensation expense.

General and administrative expenses were $5.1 million for the three months ended September 30, 2026, compared to $1.5 million for the three months ended September 30, 2025. The year-over-year increase reflects the Company’s expanded operating activities and higher employee-related expenses, including increased non-cash stock-based compensation expense.

Net loss was $14.6 million, or $0.07 per share, for the three months ended September 30, 2026, compared to a net loss of $2.9 million, or $0.38 per share, for the three months ended September 30, 2025.

As of September 30, 2026, the Company had $113.6 million in cash and cash equivalents, which the Company believes will fund operations through key Phase 2 clinical milestones, including the anticipated primary efficacy readouts from ASCENTRA-UC in the fourth quarter of 2027 and ASCENTRA-CD in the first quarter of 2028.

About PALI-2108

PALI-2108 is an investigational, once-daily oral PDE4 inhibitor prodrug designed for localized bioactivation in the terminal ileum and colon. Its active metabolite, PALI-0008, potently inhibits PDE4 isoforms A, B and D, increasing intracellular cAMP to modulate inflammatory signaling. Phase 1 studies have provided evidence of high intestinal exposure, measurable systemic exposure supportive of once-daily dosing, favorable short-term tolerability and early clinical activity, supporting Phase 2 development in UC and Crohn’s disease. PALI-2108 has not been approved for any indication.

About Palisade Bio

Palisade Bio is a clinical-stage biopharmaceutical company developing oral therapies for immune-mediated and fibrotic diseases. Its lead program, PALI-2108, is in Phase 2 development in inflammatory bowel disease. The Company is actively enrolling patients in its Phase 2b ASCENTRA-UC study, while advancing its Phase 2a ASCENTRA-CD study toward commencement.

For more information, please go to www.palisadebio.com.

Forward-Looking Statements

Any statements contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “designed to,” “expect,” “goal,” “intend,” “may,” “plan,” “potential,” “will” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements include but are not limited to: implied or express statements regarding the pharmacological properties, safety, tolerability, clinical response and efficacy, and therapeutic potential of

Exhibit 99.1

PALI-2108, dosing levels and timing of key PALI-2108 development milestones such as regulatory submissions and approvals, trial enrollments and commencements and efficacy readouts; the design, conduct, enrollment and expected timing of results of the ASCENTRA-UC trial, including site activation and the expansion of the trial outside the United States; the potential of PALI-2108 to improve tolerability relative to other PDE4 inhibitors; plans to develop PALI-2108 in Crohn’s disease; and the Company’s expected cash runway. These forward-looking statements are based on the Company’s current expectations.

Forward-looking statements involve risks and uncertainties. Important factors that could cause actual results to differ materially from those reflected in the Company’s forward-looking statements include, among others, the timing of enrollment, commencement and completion of the Company’s clinical trials; the Company’s reliance on PALI-2108, and its early stage of clinical development; the Company’s ability to activate clinical sites on the anticipated timeline; the timing and outcome of regulatory reviews of clinical trial applications outside the United States; the Company’s reliance on third parties, including contract research organizations, clinical sites and contract manufacturers; the risk that prior results, such as signals of safety, clinical response and efficacy, dosing or durability of effect, observed from preclinical or clinical trials with a limited number of patients, will not be replicated or will not continue in ongoing or future studies or clinical trials involving the Company’s product candidates in clinical trials focused on the same or different indications; the risk that safety or tolerability findings emerge in larger, controlled studies; the Company’s need for additional capital to complete its clinical development programs; and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Securities and Exchange Commission (“SEC”) on March 20, 2026, and the Quarterly Reports on Form 10-Q, including the Quarterly Report on Form 10-Q for the quarter ended September 30, 2026, or other SEC filings that are filed thereafter. Investors are cautioned not to put undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date hereof, and the Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based, except as required by law.

Investor Relations Contact

JTC Team, LLC

Jenene Thomas

908-824-0775

PALI@jtcir.com

Exhibit 99.1

Palisade Bio, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except share and per share amounts)

	September 30,	December 31,
	2026	2025

ASSETS
Current assets:
Cash and cash equivalents	$113,613	$133,385
Prepaid expenses and other current assets	3,860	836
Total current assets	117,473	134,221
Restricted cash	55	55
Other noncurrent assets	1,017	68
Total assets	$118,545	$134,344

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,445	$767
Accrued liabilities	3,608	2,187
Accrued compensation and benefits	773	1,298
Share liability	—	313
Insurance financing debt	—	71
Total current liabilities	5,826	4,636
Noncurrent liabilities	279	328
Total liabilities	6,105	4,964
Commitments and contingencies
Stockholders' equity:
Series A Convertible Preferred Stock, $0.01 par value, 7,000,000 shares authorized; 200,000 issued and outstanding at September 30, 2026 and December 31, 2025	2	2
Common stock, $0.01 par value; 450,000,000 and 300,000,000 shares authorized; 174,442,971 and 159,444,017 shares issued and outstanding at September 30, 2026 and December 31, 2025, respectively	1,744	1,594
Additional paid-in capital	298,216	280,509
Accumulated deficit	(187,522)	(152,725)
Total stockholders' equity	112,440	129,380
Total liabilities and stockholders' equity	$118,545	$134,344

Exhibit 99.1

Palisade Bio, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
License revenue	$—	$—	$500	$—
Operating expenses:
Research and development	10,579	1,394	24,376	4,019
General and administrative	5,121	1,528	14,270	4,056
Total operating expenses	15,700	2,922	38,646	8,075
Loss from operations	(15,700)	(2,922)	(38,146)	(8,075)
Other (expense) income:
Interest expense	—	(5)	(1)	(8)
Other income, net	1,077	59	3,350	201
Total other income, net	1,077	54	3,349	193
Net loss	$(14,623)	$(2,868)	$(34,797)	$(7,882)
Basic and diluted weighted average shares used in computing basic and diluted net loss per common share	212,027,787	7,473,898	211,035,838	5,702,050
Basic and diluted net loss per common share	$(0.07)	$(0.38)	$(0.16)	$(1.38)

Exhibit 99.1

Palisade Bio, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2026	2025

Net loss	$(34,797)	$(7,882)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	—	3
Non-cash operating lease expense	—	84
Recurring fair value measurements of liabilities	1	323
Write-off of deferred equity issuance costs	—	75
Stock-based compensation and related charges	14,147	228
Other		(61)
Changes in operating assets and liabilities:
Prepaid and other current assets and other noncurrent assets	(4,223)	(537)
Accounts payable and accrued liabilities	2,145	255
Accrued compensation and benefits	(525)	(101)
Operating lease liabilities	—	(90)
Net cash used in operating activities	(23,252)	(7,703)
Cash flows from financing activities:
Payments on insurance financing debt	(71)	(180)
Proceeds from issuance of common stock	3,450	—
Proceeds from the exercise of warrants	155	3,909
Payment of warrant inducement issuance costs	—	(445)
Payment of equity issuance costs	(74)	(178)
Proceeds from issuance of common stock under Employee Stock Purchase Plan	20	3
Net cash provided by financing activities	3,480	3,109
Net decrease in cash, cash equivalents and restricted cash	(19,772)	(4,594)
Cash, cash equivalents and restricted cash, beginning of year	133,440	9,847
Cash, cash equivalents and restricted cash, end of period	$113,668	$5,253
Reconciliation of cash, cash equivalents and restricted cash to the balance sheets:
Cash and cash equivalents	$113,613	$5,227
Restricted cash	55	26
Total cash, cash equivalents and restricted cash	$113,668	$5,253